Exhibit 99.1

FOR IMMEDIATE RELEASE

December 3, 2012

Contact:	Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION ANNOUNCES CASH DIVIDEND

New York, New York – December 3, 2012 - Leucadia National Corporation (NYSE: LUK) announced today that its Board of Directors has declared a cash dividend equal to $0.25 per Leucadia common share payable on December 28, 2012 to record holders of Leucadia common shares on December 17, 2012.